Exhibit 99.1

April 8, 2010

[Name and Address of Member]

Dear Member,

As reported in our annual Form 10-K with the Securities Exchange Commission (SEC), South Dakota Soybean Processors generated a consolidated net loss of $6.7 million in 2009.  Prior to two unique events SDSP’s consolidated losses included $45,000 from soy processing and $1.44 million from Urethane Soy Systems Company (USSC).  In addition to those losses SDSP experienced two unique events.  First, we recorded a $330,000 expense to settle the lawsuit brought against SDSP and four other defendants.  The second unique event was the non-cash entry of $4.5 million to impair the value of USSC’s patents carried on SDSP’s consolidated balance sheet.

On March 18th SDSP and our insurance provider reached a settlement with Transocean Group Holdings PTY Ltd. and Transocean Global Biofuels PTY Ltd., of Sydney, Australia (“Transocean”).  The lawsuit, which was filed on January 31, 2007, concerned the potential development and operation of a biodiesel refinery through a company called High Plains Biofuels, Inc.  SDSP’s financial statements for 2009 include an expense for $330,000, which represents our contribution of the $530,000 payment to Transocean.  Upon payment, Transocean will release SDSP and other defendants from all prior multi-million dollar claims.  While we are not at all happy about the payment to Transocean, we are pleased to have this lawsuit behind us.

South Dakota Soybean Processors decided to increase the value of the oil it produces by investing into Urethane Soy Systems Company (USSC), for the research, marketing and development of soy-based polyol and soy-based polyurethane systems.  As a result of our purchase of shares and contribution of working capital into USSC in 2003, SDSP recorded $7.5 million for the value of their patents on SDSP’s consolidated balance sheet.  These patents were being amortized over the life of the patents, creating a non-cash, non-taxable expense of $413,000 per year.  Those patents were scheduled to be written down to zero on SDSP’s balance sheet by 2021.

Following Generally Accepted Accounting Principles (GAAP), every year management and our auditors are required to evaluate the value of our intangible assets, which include the patents of USSC.  In short, management and our auditors were left with the task of projecting future cash flows of a new, evolving, green market segment. The economic meltdown beginning in late 2008 and the uncertainty of the recovery had a negative impact on our impairment evaluation.  The key factors included:

✓ Annual new housing starts dropped from a historical level of 1.7 million units to under 600,000 units in 2009.
✓ Annual automotive sales in the U.S. dropped from over 17 million units in 2006 to just over 10 million units in 2009.
✓ Under these market conditions, USSC only maintained its sales volume and was not able to create growth in 2009.

Those key factors, combined with the uncertainty of the recovery of the housing and auto industries in the near future, forced us recognize an impairment of the value of our patents for USSC.  Our expenses increased in 2009 as a result of this $4.5 million non-cash impairment charge.

The impairment of the patents of USSC does not impact its future or our plans to make it profitable.  It is only a reflection of the current economic environment and GAAP for valuing intangible assets on our balance sheet.  In fact, there are some exciting things happening in USSC.  In 2009, we made significant improvements on the attributes of odor and reactivity of our molecules, which have been two main stumbling blocks in terms of marketing our polyols. As a result of these improvements, customers are now referring to our product as a ‘drop-in’ substitute and are also beginning to ask how they can move the soy polyol into the international markets.  While we are disappointed that we have not made USSC profitable yet, we are reminded that the creation and market acceptance of new molecular products takes time.

In regards to our soybean crushing operation, we had some very challenging marketing conditions during 2009.  The soybeans harvested locally in the fall of 2008 were of poor quality.  The higher moisture and lower oil content of those beans meant that for every bushel we processed, we had one pound less of product to sell.  That one pound per bushel reduction from an average yield translated to $4.5 million off the bottom line.  In addition, as a result of soybean prices dropping from over $15 a bushel in June 2008 to under $9 in the fall of 2008, our soybean suppliers became reluctant sellers – driving up our local basis adjustment during late 2008 through most of 2009.  Our meal customers were unwilling to accommodate this cost increase, thus reducing our margin structure.  This ‘hangover affect’ from the large decrease in soybean prices accounted for approximately $1.9 million in reduced profits from 2008.

So far, 2010 has started out a lot better than 2009 for SDSP. Through February 28th, we have recorded a consolidated profit of approximately $700,000, compared to a loss of $2.4 million for the same period in 2009.  Management and the USSC Board budgeted for aggressive growth for 2010 and continue to review our strategies to accomplish it.  The challenge to USSC is to execute these plans.

Sincerely,

Ronald Gorder	Rodney Christianson
President	Chief Executive Officer